Exhibit 99.3

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated as of June 24, 2018, is made by and among each of the Persons set forth on Schedule A hereto (individually, a “Stockholder” and, collectively, the “Stockholders”), and Andritz AG, a joint stock corporation organized under the laws of Austria with its seat at Graz, Austria (“Parent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Parent, XYZ Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Xerium Technologies, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger of Merger Subsidiary with and into the Company with the Company as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each of the Stockholders beneficially owns the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth opposite such Stockholder’s name on Schedule A attached hereto (the “Owned Shares” and, together with any shares of Common Stock of which such Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise and collectively referred to herein as, the “Covered Shares”); and

WHEREAS, as a condition to the willingness of Parent and Merger Subsidiary to enter into the Merger Agreement, each of Parent and Merger Subsidiary has required that the Stockholders agree, and in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement with respect to (a) the Covered Shares and (b) certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

VOTING AGREEMENT

Section 1.1            Voting Agreement. The Stockholders hereby agree that at the Stockholders’ Meeting, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought during the Voting Period, the Stockholders shall (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or cause to be voted) in person or by proxy the Covered Shares, or deliver a consent (or cause a consent to be delivered) with respect to the Covered Shares, (x) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, (y) against any Acquisition

Proposal and (z) against any amendment of the certificate of incorporation or bylaws of the Company or other action or agreement of the Company, in each case for which the vote of the holders of Common Stock is required to authorize such action or agreement, that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (B) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (C) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement. For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement pursuant to Section 5.1 hereof.

Section 1.2            Proxy.

EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE PRESIDENT OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE (AS DEFINED BELOW)) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES IN ACCORDANCE WITH SECTION 1.1. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE COVERED SHARES. all authority herein conferred or agreed to be conferred will survive the death or incapacity of each Stockholder and any obligation of such Stockholder under this Agreement will be binding upon the heirs, personal representatives, successors and assigns of such Stockholder.

Section 1.3           Other Matters. Except as set forth in Section 1.1, each Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to each Stockholder as follows:

Section 2.1            Valid Existence. Parent is a joint stock corporation organized under the laws of Austria with its seat at Graz, Austria, and has the requisite corporate power and authority to carry on its business as it is now being conducted.

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Section 2.2          Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.3          No Conflicts. Except for the applicable requirements, if any, of the 1934 Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transaction contemplated hereby.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Parent as follows:

Section 3.1          Authority Relative To This Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder (provided that if such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder and have been duly authorized by all necessary action and, if such Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder) and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.2            No Conflict.

(a)               The execution and delivery of this Agreement by such Stockholder do not, and the performance of its obligations under this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby will not, (i) if such Stockholder is not an individual, violate the certificate of formation, agreement of limited partnership, certificate of incorporation or similar organizational documents of such Stockholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under contract to which such Stockholder is a party, (iv) result in the imposition of any Lien on any Covered Shares; except in the case of the foregoing clauses (ii), (iii) and (iv), for violations, breaches or defaults that would not materially impair the ability of such Stockholder to perform its obligations hereunder.

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(b)               The execution and delivery of this Agreement by such Stockholder do not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Authority or official except for applicable requirements, if any, of the 1934 Act, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not materially impair the ability of such Stockholder to perform its obligations hereunder.

(c)               If any Covered Shares are held in trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.3            Ownership Of Shares. As of the date hereof and at all times during the Voting Period, such Stockholder is and will be the record and beneficial owner of the Owned Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares, other than a pledge of the Owned Shares to such Stockholder’s prime broker in its margin account in the ordinary course of business, and the Owned Shares constitute all of the shares of Common Stock beneficially owned by such Stockholder as of the date hereof. None of the Owned Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Owned Shares that would prevent or materially delay a Stockholder’s ability to perform its obligations hereunder, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Shares.

ARTICLE IV.
COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees as follows:

Section 4.1            No Transfer. Other than pursuant to the terms of this Agreement or the Merger Agreement, without the prior written consent of Parent, during the term of this Agreement, such Stockholder hereby agrees to not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares, (ii) sell, assign, transfer, pledge, encumber, donate or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including by merger, consolidation or otherwise by operation of law) (each, a “Transfer”), any Covered Shares or any options, warrants, convertible securities or the like exercisable for or convertible into shares of Common Stock, (iii) enter into any agreement or commitment providing for the foregoing, or (iv) take any action that would reasonably be expected to restrict or otherwise adversely affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement.

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ARTICLE V.
MISCELLANEOUS

Section 5.1           Termination. This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the occurrence of an Adverse Recommendation Change pursuant to and in accordance with Section 5.03 of the Merger Agreement, (iv) the conclusion of the Stockholders’ Meeting, (v) any material breach by Parent of any representation, warranty, covenant or agreement made by Parent in this Agreement or the Merger Agreement, regardless of whether the Company has exercised its right to terminate the Merger Agreement in response to such breach or (vi) at the option of the Stockholders, on October 31, 2018 (such date of termination, the “Termination Date”); except that the provisions of Article V shall survive any such termination if such obligations arose at or before the time of such termination and provided that no such termination shall relieve any party hereto of any liability resulting from any breach of its obligations set forth in this Agreement.

Section 5.2          Amendment Of Merger Agreement. The obligations of the Stockholders under this Agreement shall terminate if the Merger Agreement is amended or otherwise modified in any material respect after the date hereof without the prior written consent of the Stockholders in a manner that adversely impacts the Stockholders, including through reduction of or any adverse change to the form of the Merger Consideration .

Section 5.3            Fees And Expenses. Except as otherwise provided herein or as set forth in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.4           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by email, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4):

if to Parent:

Andritz AG
Stattegger Strasse 18
8045 Graz

Austria

Attention: Wolfgang Leitner, President & CEO and

    David Bumsted, Senior VP and Group General Counsel

Email: David.Bumsted@andritz.com

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with a copy to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street, NE

Suite 2800

Atlanta, Georgia 30309-4528
Attention: W. Benjamin Barkley
Email: bbarkley@kilpatricktownsend.com

if to the Stockholders:

Wynnefield Capital Management, LLC

450 Seventh Avenue, Suite 509

New York, NY 10123
Attention: Nelson Obus
Email: nobus@wynnecap.com

with a copy to:

Jeffrey Tullman

Kane Kessler, PC

666 Third Avenue

New York, NY 10017

Section 5.5           Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.6           Entire Agreement; Assignment. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent or Merger Subsidiary may assign all or any of their rights and obligations hereunder to an Affiliate, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

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Section 5.7          Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 5.8           Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 5.9           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.10         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law principles therein).

Section 5.11         Specific Performance; Submission To Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 5.4. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 5.12         Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.12.

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Section 5.13          Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.14         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.15          Further Assurances. From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

Section 5.16          Covered Shares Held In Partnership or Trust. In this Agreement, the Stockholder of any Covered Shares held in partnership or trust shall be deemed to be the relevant partnership or trust and/or the authorized signatories thereof acting in their authorized capacities, in each case as the context may require to be most protective of Parent, including for purposes of such partnership’s or trust’s representations and warranties as to the proper organization of the entity and the non-contravention of the entity’s governing instruments and the authorized signatories’ power and authority.

Section 5.17          Third Party Enforcement Rights. The Company is hereby made an express third-party beneficiary of the rights granted to Parent under this Agreement and shall be entitled to enforce Parent’s rights under this Agreement pursuant to Section 5.17 if any Stockholder breaches or otherwise fails to perform its obligations under this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Stockholders and Parent have caused this Agreement to be duly executed on the date hereof.

ANDRITZ AG

By:

Name:
Title:

[Signature Page to Voting Agreement]

STOCKHOLDERS:

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

By:	Wynnefield Capital Management, LLC,
its General Partner

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

By:	Wynnefield Capital Management, LLC,
its General Partner

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

By:	Wynnefield Capital, Inc.,
its Investment Manager

By:	/s/ Nelson Obus
Nelson Obus, President

WYNNEFIELD CAPITAL MANAGEMENT, LLC

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD CAPITAL, INC.

By:	/s/ Nelson Obus
Nelson Obus, President

[Signature Page to Voting Agreement]

Schedule A

Stockholder Name	Owned Shares
Wynnefield Partners Small Cap Value, L.P. I	574,594
Wynnnefield Partners Small Cap Value, L.P.	350,990
Wynnefield Small Cap Value Offshore Fund, Ltd.	238,456